UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under §240.14a-12

EOS ENERGY ENTERPRISES, INC.

(Exact Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Important Information

Eos Energy Enterprises, Inc. (the “Company” or “Eos”) expects to file a preliminary proxy statement and a definitive proxy statement with the Securities and Exchange Commission (the “SEC”), which will be sent to the stockholders of Eos, seeking certain approvals related to the exercisability of the warrants and the convertibility of the preferred stock issued or issuable pursuant to the transaction as described in the Company’s Current Report on Form 8-K filed with the SEC on June 24, 2024. The following communications relate to such transactions.

Additional Information and Where to Find It

These communications may be deemed to be solicitation materials in respect of a vote of stockholder to approve the issuance of more than 19.99% of the outstanding common stock under the warrants and the convertibility of the preferred stock issued or issuable as part of the transaction. In connection with the requisite stockholder approval, Eos will file with the SEC a preliminary proxy statement and a definitive proxy statement, which will be sent to the stockholders of Eos, seeking certain approvals related to the exercisability of the warrants and the convertibility of the preferred stock issued or issuable pursuant to the transaction.

INVESTORS AND SECURITY HOLDERS OF EOS AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ, WHEN AVAILABLE, THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EOS AND THE TRANSACTION. Investors and security holders will be able to obtain a free copy of the proxy statement, as well as other relevant documents filed with the SEC containing information about Eos, without charge, at the SEC’s website (http://www.sec.gov). Copies of documents filed with the SEC by Eos can also be obtained, without charge, by directing a request to Investor Relations, Eos Energy Enterprises, Inc. at 862-207-7955 or email ir@eose.com.

Participants in the Solicitation of Proxies in Connection with Transaction

Eos and Cerberus Capital Management LP (“Cerberus”) and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the requisite stockholder approvals under the rules of the SEC. Information regarding Eos’ directors and executive officers is available in its definitive proxy statement for its 2024 annual stockholders meeting, which was filed with the SEC on April 2, 2024 and certain Current Reports on Form 8-K filed by Eos. Other information regarding the participants in the solicitation of proxies with respect to the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

Not an Offer of Securities

The information in these communications is for informational purposes only and shall not constitute, or form a part of, an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities. The securities that are the subject of the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in these communications are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company’s expected revenue, contribution margins, orders backlog and opportunity pipeline for the fiscal year ended December 31, 2024, the Company’s path to profitability and strategic outlook, the tax credits available to the Company’s customers or to Eos pursuant to the Inflation Reduction Act of 2022, the delayed draw term loan, milestones thereunder and the anticipated use of proceeds therefrom, statements regarding the Company’s ability to secure final approval of a loan from the U.S. Department of Energy Loan Programs Office, or the Company’s anticipated use of proceeds from any loan facility provided by the U.S. Department of Energy, statements that refer to outlook, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are based on the Company’s management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected.

Factors which may cause actual results to differ materially from current expectations include, but are not limited to: changes adversely affecting the business in which the Company is engaged; the Company’s ability to forecast trends accurately; the Company’s ability to generate cash, service indebtedness and incur additional indebtedness; the Company’s ability to achieve the operational milestones on the delayed draw term loan; the Company’s ability to raise financing in the future, including the discretionary revolving facility from Cerberus; the Company’s customers’ ability to secure project financing; the amount of final tax credits available to the Company’s customers or to Eos pursuant to the Inflation Reduction Act of 2022, uncertainties around the Company’s ability to meet the applicable conditions precedent and secure final approval of a loan, in a timely manner or at all from the U.S. Department of Energy Loan Programs Office, or the timing of funding and the final size of any loan that is approved; the possibility of a government shutdown while the Company works to meet the applicable conditions precedent and finalize loan documents with the U.S. Department of Energy Loan Programs Office or while the Company awaits notice of a decision regarding the issuance of a loan from the U.S. Department of Energy Loan Programs Office; the Company’s ability to continue to develop efficient manufacturing processes to scale and to forecast related costs and efficiencies accurately; fluctuations in the Company’s revenue and operating results; competition from existing or new competitors; the Company’s ability to convert firm order backlog and pipeline to revenue; risks associated with security breaches in the Company’s information technology systems; risks related to legal proceedings or claims; risks associated with evolving energy policies in the United States and other countries and the potential costs of regulatory compliance; risks associated with changes to the U.S. trade environment; risks resulting from the impact of global pandemics, including the novel coronavirus, COVID-19; the Company’s ability to maintain the listing of the Company’s shares of common stock on NASDAQ; the Company’s ability to grow the Company’s business and manage growth profitably, maintain relationships with customers and suppliers and retain the Company’s management and key employees; risks related to the adverse changes in general economic conditions, including inflationary pressures and increased interest rates; risk from supply chain disruptions and other impacts of geopolitical conflict; changes in applicable laws or regulations; the possibility that Eos may be adversely affected by other economic, business, and/or competitive factors; other factors beyond the Company’s control; risks related to adverse changes in general economic conditions; and other risks and uncertainties.

The forward-looking statements contained in these communications are also subject to additional risks, uncertainties, and factors, including those more fully described in the Company’s most recent filings with the SEC on, including the Company’s most recent Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that the Company makes with the SEC from time to time. Moreover, the Company operates in a very competitive and rapidly changing environment, and new risks and uncertainties may emerge that could have an impact on the forward-looking statements contained in these communications.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Social Media Posts

The following communication was made available by the Company on LinkedIn on June 24, 2024:

Today is a pivotal moment in Eos’ journey on our path to profitability! We received a strategic investment of up to $315.5 million from Cerberus Capital Management, a global leader in alternative investing with approximately $65 billion in assets, enabling us to accelerate our growth to meet the increasing demand for battery storage solutions. This investment reinforces both companies’ commitment to advancing U.S. manufacturing and innovation to ensure a stable, resilient grid.

“This investment provides the critical funding needed to execute our profitability roadmap, while also providing our customers with the confidence that Eos can produce at scale. Cerberus’ investment, combined with their deep operational and technical knowledge, enables us to expand our manufacturing capacity, streamline our supply chain, and strengthen our market position.” – Joe Mastrangelo, CEO

Better never stops! Read more about the investment and what it means for Eos’ future: https://lnkd.in/eFiW8RDi

The following communication was made available by the Company on X on June 24, 2024:

Today we announced a transformational strategic investment of up to $315.5 million from @CerberusCapital, a leader in alternative investing, enabling us to accelerate our growth to meet the increasing demand for battery storage solutions! Read more: https://investors.eose.com/news-releases/news-release-details/eos-energy-announces-strategic-investment-3155-million-cerberus

Conference Call Transcript

The following communication was made during the Company’s conference call on June 24, 2024:

Elizabeth Higley – Director of Investor Relations

Good morning, everyone, and thank you for joining us on such short notice this morning. Before we begin, allow me to provide a disclaimer regarding forward-looking statements. This call, including the Q&A portion of the call, may include forward-looking statements, including but not limited to current expectations with respect to future results and outlook for our Company, the delayed draw term loan from an affiliate of Cerberus Capital Management, milestones thereunder and our ability to meet them and the anticipated use of proceeds from draws under the loan and statements regarding our ability to secure final approval of a loan from the Department of Energy LPO or our anticipated use of proceeds from any loan facility provided by the U.S. Department of Energy, which are subject to certain risks, uncertainties and assumptions. Should any of these risks materialize or should our assumptions prove to be incorrect, our actual results may differ materially from our expectations or those implied by these forward-looking statements. The risks and uncertainties that forward-looking statements are subject to are described in our SEC filings.

Forward-looking statements represent our beliefs and assumptions only as of the date such statements are made. We undertake no obligation to update any forward-looking statements made during this call to reflect events or circumstances after today, or to reflect new information, or the incurrence of unanticipated events, expect as required by law. The conference call will be available for replay via webcast through Eos Investor Relations website at investors.eose.com.

With that, I’ll now turn the call over to Eos’ CEO, Joe Mastrangelo.

Joseph Mastrangelo – Chief Executive Officer and Director

Good morning, everyone, and thanks for joining us today for an announcement of a transformational investment in Eos from Cerberus’ supply chain strategic opportunities platform. We’re really excited to be with you this morning to talk about this investment and how it allows us as a company to now focus on the long-term strategy for the Company that we laid out in our strategic outlook back in December, which you see on the screen today.

The match-up between Eos and Cerberus was really one from day one that we saw alignment between the vision of Eos becoming a domestic champion for long-duration energy storage and Cerberus establishing a fund focused on the same goal. As we look at Cerberus investing in Eos, we really look at this as an opportunity for our Company to play bigger – play bigger in the sense that Cerberus brings to Eos a wealth of capability and experience, $65 billion assets under management – company has a tremendous amount of resources that we can lean into to allow Eos to play bigger in a market that we really see accelerating here over the past couple of months, accelerating as we’ve seen a significant amount of demand increase for reliable, safe power be driven mostly by AI and data center growth.

When we look at what’s happening in the market, we realize that we have been running Eos over the past few years from one capital raise to the next capital raise and proving out the technology, proving out the ability to scale the Company, manufacture our core product, proving out that, that product can operate out in the field per the design specifications that we’ve discussed with customers. That’s what really got Cerberus to believe in the investment that they’re making in Eos. What it now allows us to do as a company is really take off the table the time that we’ve been spending raising capital, focus on bringing in the capital from Cerberus and weaving in and closing the loan with the LPO from our conditional commitment we got last September, and giving the Company the capital that it needs to expand into this growth market. We’re really excited to be working with Cerberus going forward and very excited as the leadership team to now be able to focus on delivering and creating stakeholder value as we look at the fundamentals of launching the Z3 and bringing and completing the SAT, the site accesses test for our first state-of the-art manufacturing line that we’re installing in Turtle Creek. And this has been a process that’s been going on really over the last year and has really taken on a lot of focus since we announced our conditional commitment in September last year.

So before I turn over to Nathan, I’d also like to thank Nathan. He has been the quarterback behind bringing this transaction to closure here today. We talked to numerous counterparties. And really what got us excited and gets us excited is the fact that we have a strategic partner now that will, again, allow our Company to play bigger out in a growing and a fast-growing marketplace and allow us to really take the Company to the inherent potential that we know the technology has.

With that, I’ll turn it over to Nathan, and look forward to having Q&A here when we’re done. Thanks.

Nathan G. Kroeker – Chief Financial Officer

Thanks, Joe, and thank you all for joining us this morning. We couldn’t be more thrilled to be able to announce our strategic partnership with Cerberus today. And as Joe mentioned, we are excited to finally have the capital framework in place to support our growth plans under Project AMAZE and to execute on our road map to profitability.

We have been pursuing a comprehensive capital plan since I joined the Company last year and have been working meticulously to optimize our financial structure to support our growth initiatives. As you know, we have evaluated numerous capital alternatives to fund our growth and strengthen our capital position. And following an extensive process, we believe partnering with the Cerberus supply chain and strategic opportunities platform is the best alternative for the business. We are confident this structure supports our growth aspirations and meets some key conditions of our conditional commitment from the Department of Energy.

This investment comes at a pivotal moment in our growth trajectory. And through this partnership, we will be able to leverage operational expertise, software capabilities, and technology resources through Cerberus’ network to further strengthen and diversify our supply chain, advance our expansion efforts, and to upgrade our overall operational capabilities. We have already begun working with some of the connections made through Cerberus to enhance product design and further drive down product costs.

As we’ve been going through the due diligence process these last five or six months, the Company has been improving in numerous areas of the business. The diligence process has been very thorough, but immensely rewarding as it has provided us with the opportunity to scrutinize our operations, processes, and financials with a fine-tooth comb. We believe Cerberus will be a great partner for us as we look at future opportunities, and we look forward to working closely with their network to drive value and capitalize on strategic initiatives that will benefit our Company and our stakeholders.

Now, getting into some terms of the deal. This investment is a combination of debt and equity with the debt being structured as a $210 million senior secured delayed draw term loan that is partially dependent on achieving operational milestones; along with a $105 million revolver that can be drawn upon, if required, at Cerberus’ discretion. Each of the operational milestones are aligned with certain areas of our strategic outlook and include both operational and financial metrics over the next 10 months. The loan has a five-year maturity and bears an initial interest rate of 15%, which is very comparable to what we were paying under the Atlas loan. The revolver was added to the overall structure to provide added flexibility should it be needed around the DOE loan closing.

In connection with this investment, we were able to terminate and refinance our existing $100 million senior secured loan with Atlas on very favorable terms. With Cerberus’ support, we have extinguished $100 million in debt for $27 million, of which $20 million has been paid with the release of approximately $12 million in long-term restricted cash and $8 million of cash paid at closing. The remaining $7 million will be payable over the next 12 months.

While the Atlas loan was a financial instrument designed to bridge us to longer-term strategic capital, we are very excited to now have Cerberus working alongside us as a strategic partner to deliver on the long-term vision of the business.

As a part of this strategic investment, assuming the delayed draw term loan is fully funded, Cerberus will receive penny warrants and non-voting convertible preferred stock equivalent to 33%, which could increase to 49% of the outstanding equity on a fully diluted basis depending on the achievement of operational milestones. I would highlight that we have the ability to earn back any incremental equity that Cerberus may be entitled to on a particular milestone by achieving subsequent milestones. So now that we have the necessary capital to grow, our focus is on execution. At closing, we received initial funding of $75 million, and Cerberus was issued penny warrants and non-voting, redeemable, non-convertible preferred stock, representing an economic interest of approximately 19.9% of our common stock in connection with this initial funding.

Before we proceed to Q&A, I want to express my gratitude to everyone involved in this significant endeavor. The successful completion of this deal is a testament to our collective efforts, dedication, and commitment as we remain focused on the cost-out milestones and our path to profitability, as previously outlined at our December strategic outlook call.

With that, I want to thank everyone for joining us this morning. And before we conclude, I invite any questions or comments from our participants today.

Joseph Mastrangelo – Chief Executive Officer and Director

So look, we – I know this was on – a call that was on short notice, I just want to thank everybody for participating here this morning. Just to wrap up here, we’re right back laser-focused on SAT here as we close out Q2. As Nathan spoke about, we’ve been working through this process and continue to work through the process with the LPO for the Department of Energy loan, and we’re right back now focused 100% on that now that we’ve been able to secure this partnership and funding from Cerberus. The team here is very excited to be able to have the runway now to focus on truly executing to the plan that we laid out back in December. And I think it gives us the opportunity now to focus on really building the Company and to really – when you think about this, the combination of the funding from Cerberus along with potentially closing the DOE loan, given what we’re seeing happening in the marketplace and the acceleration around energy demand, is going to help us scale the Company.

So we as a team are very focused on delivering the results that we laid out and really partnering with Cerberus to take Eos to the position it belongs in the long-duration energy storage market. And we’re very excited and thankful to them for picking us because they also went through an extensive due diligence process, looking at multiple companies as they’ve gone through to make a decision on where to place their bet for the future, and we’re proud to be that bet and to partner with them as we move forward.

So thanks, everyone, and we’re going to get back to work here in Turtle Creek, and everybody, have a great day.